EXHIBIT 99.1


                                                   Media and Investor Contact:
                                                   Duane Owens
                                                   864-282-9488

FOR IMMEDIATE RELEASE
Thursday, July 27, 2006

                      BOWATER ANNOUNCES SECOND QUARTER 2006
                                FINANCIAL RESULTS

GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today reported a net loss of $10.6 million, or $0.18 per diluted share, on sales of $899.4 million for the second quarter of 2006. These results compare with a net loss of $3.6 million, or $0.06 per diluted share, on sales of $897.5 million in the second quarter of 2005.

     "Our second quarter financial results were impacted by additional costs related to scheduled operational maintenance, conversion of a newsprint machine to specialty papers at our Calhoun, Tennessee facility and permanent closure of a market pulp line at our Thunder Bay site," said David J. Paterson, President and Chief Executive Officer. "However, with these events largely behind us, I look forward to improved operational and financial performance which, when combined with our asset sale program, should lower our debt levels in the second half of the year."

                              FINANCIAL HIGHLIGHTS
                     (In millions, except per-share amounts)

                                                              Three Months Ended              Six Months Ended
                                                                   June 30,                       June 30,
                                                       ----------------------------------------------------------------
                                                             2006            2005             2006           2005
                                                       ----------------------------------------------------------------
 Sales                                                 $     899.4    $     897.5      $   1,792.6     $   1,734.5
 Net loss                                              $     (10.6)   $      (3.6)     $     (29.4)    $      (2.7)

 Loss per diluted share (in accordance with GAAP)      $     (0.18)   $     (0.06)     $     (0.51)    $     (0.05)
 Special items, net of tax (per diluted share):
    Sale of assets (gain) loss                               (0.80)         (0.11)           (1.11)          (0.23)
    Tax adjustments                                           0.32           -                0.56              -
    Foreign exchange (gain) loss                              0.35          (0.01)            0.32           (0.12)
    Adoption of new accounting standard                        -              -               0.05              -
    Severance                                                  -              -               0.05              -
    Asset impairment                                           -             0.13              -              0.13
                                                       ----------------------------------------------------------------
 Loss per share excluding special items                $     (0.31)   $     (0.05)     $     (0.64)    $     (0.27)
                                                       ----------------------------------------------------------------

                                     (more)

     Second quarter 2006 special items, net of tax, consisted of a $45.7 million gain related to asset sales, an $18.5 million charge related to tax adjustments, and a $20.2 million loss relating to foreign currency changes. Excluding these special items, the net loss for the quarter was $17.6 million, or $0.31 per diluted share, compared with the 2005 second quarter net loss before special items of $3.1 million, or $0.05 per diluted share.

     The asset sale program announced last October is well ahead of schedule. During the second quarter,proceeds were $201.3 million providing an after-tax gain of $45.7 million. As a result, total debt, less cash on the balance sheet, declined by $148.0 million. The company currently owns 165,000 acres of timberlands and leases 72,000 acres in the United States and owns 620,000 acres in Canada. Additional sales are expected in the second half of the year.

     During the quarter, the company's manufacturing costs were negatively impacted by the strong Canadian dollar, which reached the highest quarterly average in almost 30 years. Due to scheduled maintenance, the company curtailed 13,000 metric tons of newsprint and 15,000 metric tons of market pulp. Maintenance spending was approximately $14 million higher than the first quarter of 2006. It is anticipated that maintenance costs will be lower in the third quarter.

     The coated papers average transaction price for the company decreased $21 per short ton in the quarter compared with the first quarter of 2006, while the average operating cost decreased $22 per short ton due to lower energy and repair costs. The company expects normal seasonal improvements in demand in the latter half of the year.

     In specialty papers, the company's average transaction price increased $11 per short ton. Operating income was reduced by approximately $10 million due to the conversion of the Calhoun, Tenn., machine and average operating costs increased $51 per short ton. The machine conversion was completed at the end of the second quarter and the new freesheet hybrid product was introduced in July.

     The company's average transaction price for newsprint increased $18 per metric ton. During the quarter, average operating costs increased by $16 per metric ton primarily due to a stronger Canadian dollar and higher maintenance related costs. Shipments declined by 26,000 metric tons in the quarter due to increased maintenance and elimination of newsprint capacity as a result of the Calhoun machine conversion. The company's newsprint inventory level declined to the lowest level in almost five years.

     The average market pulp transaction price for the company increased $41 per metric ton. Average operating costs increased $49 per metric ton compared to the first quarter primarily due to scheduled maintenance costs. The permanent closure of the Thunder Bay pulp line 'A' in the second quarter reduced operating income by approximately $10 million. As a result of this closure, annual operating income is expected to improve by $20 million by the beginning of 2007.

     The average lumber transaction price for the company decreased $17 per thousand board feet. During the quarter, the company paid countervailing and antidumping duties of approximately $4 million, bringing the total paid to date to approximately $110 million. The company is addressing lower lumber prices by reducing production volume.


                                                      (more)

     The effective tax rate, as adjusted for special items, was a benefit of 64 percent in the second quarter. The rate was impacted by approximately $10 million related to recent state and Canadian tax law changes. The company's statutory rate remains approximately 35 percent.

     During the quarter, the company refinanced its existing credit agreement and accounts receivable securitization program. The new facility includes a $415 million, five-year, revolving credit facility in the United States and a $165 million, 364-day, renewable revolving credit facility in Canada. As of the end of the quarter, there was no outstanding debt under either agreement.

     Bowater management will hold a conference call to discuss these financial results at 10:00 a.m. Eastern time, today, July 27, 2006. The conference call number is 800-762-4717 or 480-629-9025 (international). A webcast of the call will be available on Bowater's website at www.bowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern time today on the company's website and through Thursday, August 3, by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 836240.

     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 7,800 people and has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates two converting facilities and 10 sawmills. Bowater's operations are supported by approximately 857,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange and the Pacific Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.

     All amounts are in U.S. dollars.

Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies (including anticipated execution of our debt and cost reduction strategies), future plans, future sales, future earnings or operating income, future debt levels, prices for our major products, future inventory levels, planned capital spending, scheduled maintenance costs, and projected tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the actual realization of debt and cost reduction strategies, the demand for higher margin coated and uncoated mechanical


                                     (more)
papers, the effects of planned and unplanned maintenance expenditures, the continued strength in the market for timberlands, the costs of raw materials such as energy, chemicals and fiber, and other factors listed from time to time in Bowater's Securities and Exchange Commission filings, including those described in the company's annual report on Form 10-K for the year ended December 31, 2005 under the caption "Cautionary Statement Regarding Forward-Looking Information and Use of Third Party Data." Bowater disclaims any obligation to update these forward-looking statements. Information about industry or general economic conditions contained in this press release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.


                                      # # #

                     BOWATER INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (Unaudited, in millions except per share amounts)

                                                                  Three Months Ended                    Six Months Ended
                                                                       June 30,                              June 30,
                                                            --------------------------------    ------------------------------------
                                                                2006              2005               2006                2005
                                                            --------------    --------------    ----------------    ----------------
Sales                                                        $ 899.4          $  897.5          $  1,792.6          $  1,734.5
Cost of sales, excluding depreciation, amortization
    and cost of timber harvested                               697.7             642.5             1,377.9             1,250.1
Depreciation, amortization and cost of timber harvested         81.2              81.6               162.3               163.4
Distribution costs                                              83.5              89.4               166.4               172.3
Selling and administrative expenses                             41.3              41.1                79.3                80.0
Impairment of assets                                              -               11.9                 -                  11.9
Net gain on fixed assets and land sales (1)                     71.7               9.8               100.5                20.8
                                                            --------------    --------------    ----------------    ----------------
     Operating income                                           67.4              40.8               107.2                77.6

Other expense (income):
    Interest income                                             (1.0)             (1.1)               (2.1)               (2.2)
    Interest expense, net of capitalized interest               49.3              49.3                98.7                99.5
    Foreign exchange loss                                        4.8               3.3                 3.0                 1.8
    Other, net                                                  (2.1)             (2.0)               (5.7)               (4.7)
                                                            --------------    --------------    ----------------    ----------------
                                                                51.0              49.5                93.9                94.4
                                                            --------------    --------------    ----------------    ----------------
Income (loss) before income taxes, minority interests
and cumulative effect of accounting change                      16.4              (8.7)               13.3               (16.8)

Income tax provision (benefit) (2)                              26.3              (5.6)               39.4               (13.4)
Minority interests, net of tax                                   0.7               0.5                 0.7                (0.7)
                                                            --------------    --------------    ----------------    ----------------

Loss before cumulative effect of accounting change             (10.6)             (3.6)              (26.8)               (2.7)
Cumulative effect of accounting change, net of tax (3)            -                 -                 (2.6)                 -
                                                            --------------    --------------    ----------------    ----------------
                                                             $ (10.6)         $   (3.6)          $   (29.4)           $   (2.7)
Net loss                                                    ==============    ==============    ================    ================


Basic loss per common share: (4)

   Loss before cumulative effect of accounting change        $ (0.18)         $  (0.06)          $   (0.46)           $  (0.05)
   Cumulative effect of accounting change, net of tax            -                 -                 (0.05)                 -
                                                            --------------    --------------    ----------------    ----------------
   Net loss per share                                        $ (0.18)         $  (0.06)          $   (0.51)           $  (0.05)
                                                            ==============    ==============    ================    ================
   Average common shares outstanding (4)                        57.4              57.4                57.4                57.3
                                                            ==============    ==============    ================    ================
Diluted loss per common share: (4)
   Loss before cumulative effect of accounting change        $ (0.18)         $  (0.06)         $   (0.46)           $   (0.05)
   Cumulative effect of accounting change, net of tax             -                 -               (0.05)                -
                                                            --------------    --------------    ----------------    ----------------
   Net loss per share                                        $ (0.18)         $  (0.06)         $   (0.51)           $   (0.05)
                                                            ==============    ==============    ================    ================
   Average diluted common shares outstanding (4)                57.4              57.4               57.4                 57.3
                                                            ==============    ==============    ================    ================


                      BOWATER INCORPORATED AND SUBSIDIARIES
                     (Unaudited, in millions of US dollars)

Consolidated Balance Sheet                                                          June 30,               December 31,
                                                                                      2006                     2005
                                                                             -----------------------    -------------------
Current assets:
    Cash and cash equivalents                                                 $              113.6        $         30.1
    Accounts receivable, net                                                                 427.2                 410.1
    Inventories                                                                              354.1                 365.8
    Unrealized gain on hedged transactions                                                     5.2                  30.0
    Timberlands held for sale (1)                                                              9.1                 123.1
    Other current assets                                                                      33.3                  31.2
                                                                             -----------------------    -------------------
        Total current assets                                                                 942.5                 990.3
                                                                             -----------------------    -------------------
Timber and timberlands                                                                        79.1                  85.4
Fixed assets, net                                                                          2,995.0               3,049.1
Goodwill                                                                                     794.1                 794.1
Other assets                                                                                 236.7                 233.5
                                                                              -----------------------   -------------------
                                                                              $            5,047.4        $      5,152.4
                                                                             =======================    ===================
Current liabilities:
    Accounts payable and accrued liabilities                                  $              487.3        $        487.3
    Short-term bank debt                                                                        -                   55.0
    Current installments of long-term debt                                                    15.2                  22.2
    Dividends payable                                                                         11.2                  11.2
                                                                             -----------------------    -------------------
        Total current liabilities                                                            513.7                 575.7
                                                                             -----------------------    -------------------
Long-term debt, net of current installments                                                2,385.8               2,400.0
Pension, other postretirement benefits and other long-term liabilities                       569.4                 572.9
Deferred income taxes                                                                        368.1                 329.4
Minority interests in subsidiaries                                                            61.5                  58.9
Shareholders' equity                                                                       1,148.9               1,215.5
                                                                             -----------------------    -------------------
                                                                              $            5,047.4        $      5,152.4
                                                                             =======================    ===================


                      BOWATER INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     (Unaudited, in millions of US Dollars)

                                                                                            Six Months Ended
                                                                                                June 30,
                                                                                   -----------------------------------
                                                                                        2006               2005
                                                                                   ---------------    ----------------
Cash flows from operating activities:
Net loss                                                                            $    (29.4)        $    (2.7)
Adjustments to reconcile net loss to net cash from operating activities:
   Cumulative effect of accounting change, net of tax (3)                                  2.6                -
   Stock-based compensation (5)                                                           (0.8)              0.1
   Asset impairment                                                                         -               11.9
   Depreciation, amortization and cost of timber harvested                               162.3             163.4
   Deferred income tax provision (benefit)                                                28.5             (18.8)
   Minority interests, net of tax                                                          0.7              (0.7)
   Net gain on sale of assets                                                           (100.5)            (20.8)
   Changes in working capital:
       Accounts receivable                                                               (17.0)            (69.4)
       Inventories                                                                         8.7              (5.9)
       Accounts payable and accrued liabilities                                          (11.1)             (6.9)
       Income tax receivables and payables                                                (2.0)              3.1
       Other, net                                                                          0.5              (1.9)
                                                                                   ---------------    ----------------
          Net cash provided by operating activities                                       42.5              51.4

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands                                    (90.6)            (50.1)
Disposition of assets, including timber and timberlands                                  238.1              23.0
                                                                                   ---------------    ----------------
          Net cash provided by (used for) investing activities                           147.5             (27.1)

Cash flows from financing activities:
Cash dividends, including minority interests                                             (22.9)            (22.9)
Short-term financing                                                                     289.9             340.0
Short-term financing repayments                                                         (351.5)           (308.0)
Payments of long-term debt                                                               (22.0)            (14.0)
Stock options exercised                                                                     -                1.9
                                                                                   ---------------    ----------------
          Net cash used for financing activities                                        (106.5)             (3.0)
                                                                                   ---------------    ----------------

Net increase in cash and cash equivalents                                                 83.5              21.3

Cash and cash equivalents at beginning of year                                            30.1              29.7
                                                                                   ---------------    ----------------
Cash and cash equivalents at end of year                                            $    113.6         $    51.0
                                                                                   ===============    ================

 BOWATER INCORPORATED AND SUBSIDIARIES
 Notes to the Press Release and Unaudited Consolidated Financial Statements

(1) During the first quarter of 2006, the Company sold its Degelis sawmill and approximately 24,000 acres of timberlands primarily located in Tennessee. During the second quarter of 2006, the Company sold its Baker Brook sawmill and approximately 472,000 acres of timberlands primarily located in Tennessee and the Canadian province of New Brunswick. As of June 30, 2006, Bowater has approximately 42,000 acres classified as timberlands held for sale.

(2) During 2005, based on continued operating losses for our Canadian operations and current evaluation of available tax planning strategies, it was determined in accordance with Financial Accounting Standards Board
     (FASB) Statement of Financial Accounting Standards (SFAS) No. 109 that we would record a tax charge to establish a valuation allowance against our remaining net Canadian deferred tax assets, which were primarily for loss carryforwards and tax credits in Canada. Due to operating losses generated at certain of our Canadian operations during the first and second quarters of 2006, income tax benefits and tax credits were entirely offset by tax charges to increase the tax valuation allowance. During the first and second quarters of 2005, no valuation allowances were recorded related to income tax benefits during this period. Additionally, any income tax benefit recorded on operating losses generated at certain of our Canadian operations for the balance of 2006 will likely be offset by establishing a 100% valuation allowance (tax charge) during 2006. To the extent we establish valuation allowances in future periods this would negatively impact our overall effective income tax rate in those periods. To the extent that these Canadian operations losses lessen or become profitable, the impact of this valuation allowance would also lessen or reverse and positively impact our effective tax rate in those periods.

(3) Effective January 1, 2006, Bowater adopted FASB's SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share.

(4) For the calculation of basic and diluted income (loss) per share for the three and six months ended June 30, 2006 and 2005, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three and six months ended June 30, 2006 and 2005 as the effect would be anti-dilutive.

(5) In the first quarter of 2006, the Company recognized $0.9 million of income resulting from the reduction in the fair value of outstanding equity participation rights ("EPRs"). In the second quarter of 2006, the Company recognized another $2.0 million of income resulting from the further reduction in the fair value of outstanding EPRs. This income was more than offset by $1.9 million of expense related to restricted stock unit grants and $0.2 million of expense related to stock option grants approved by the Board in May.

(6) A reconciliation of certain financial statement line items reported under generally accepted accounting principles ("GAAP") to earnings reported before special items is presented in the pages that follow. We believe that this measure allows investors to more easily compare our on-going operations and financial performance from period to period. This measure is not as complete as GAAP earnings; consequently, investors should rely on GAAP earnings. In addition to GAAP earnings, we use the other measures that we disclose in order to provide perspective on our financial performance.


                                                                             Three Months Ended June 30, 2006
                                                                     (unaudited, in millions except per share amounts)

                                                                                Adjustment for Special Items

                                                                         Land                                          GAAP as
                                                                       & fixed                                        adjusted
                                                            GAAP as     assets   Foreign  Severance/     Tax         for Special
                                                            reported    sales    exchange Curtailment  Adjustments      items
                                                           ---------- ---------- --------- ----------- ----------- ---------------
Operating income (loss)                                    $   67.4   $   (71.7)  $   -     $    -      $    -       $     (4.3)
Other expense (income)
   Interest income                                             (1.0)         -        -          -           -             (1.0)
   Interest expense, net of capitalized interest               49.3          -        -          -           -             49.3
   Foreign exchange loss (gain)                                 4.8          -      (4.8)        -           -               -
   Other, net                                                  (2.1)         -        -          -           -             (2.1)
                                                           ----------- --------- --------- ----------- ------------ ---------------
                                                               51.0          -      (4.8)        -           -             46.2
                                                           ----------- --------- --------- ----------- ------------ ---------------
Income (loss) before income taxes, minority interests and
cumulative effect of accounting change                         16.4       (71.7)     4.8         -            -           (50.5)
Provision for income tax expense (benefit)                     26.3       (23.9)   (16.0)        -         (18.5)         (32.1)
Minority interests, net of tax                                  0.7        (2.1)     0.6         -            -            (0.8)
                                                           ----------- --------- ----------- ------------ --------- ---------------
Income (loss) before cumulative effect of accounting change   (10.6)      (45.7)    20.2         -          18.5          (17.6)
Cumulative effect of accounting change, net of tax               -           -        -          -            -             -
                                                           ----------- --------- ----------- ------------ --------- ---------------
Net (loss) income                                           $ (10.6)    $ (45.7)  $ 20.2      $  -         $18.5     $    (17.6)
                                                           ----------- --------- ----------- ------------ --------- ---------------


Diluted shares                                                  57.4       57.4     57.4       57.4         57.4           57.4
                                                           ----------- --------- ----------- ------------ --------- ---------------
 EPS                                                         $ (0.18)   $ (0.80)  $ 0.35      $  -        $ 0.32     $    (0.31)
                                                           ----------- --------- ----------- ------------ --------- ---------------
Effective tax rate                                             160.4%        -        -          -            -            63.6%
                                                           ----------- --------- ----------- ------------ --------- ---------------


                                                                              Three Months Ended June 30, 2005
                                                                        (unaudited, in millions except per share amounts)

                                                                                  Adjustment for Special Items

                                                                                Land
                                                                               & fixed                                 GAAP as
                                                                                assets    Foreign        Asset       adjusted for
                                                          GAAP as reported      sales     exchange     Impairment    Special items
                                                         ------------------- ----------- ------------- -------------- --------------

Operating income (loss)                                    $     40.8        $   (9.8)     $   -        $  11.9        $    42.9
Other expense (income)
   Interest income                                               (1.1)             -           -             -              (1.1)
   Interest expense, net of capitalized interest                 49.3              -           -             -              49.3
   Foreign exchange loss (gain)                                   3.3              -         (3.3)           -                -
   Other, net                                                    (2.0)             -           -             -              (2.0)
                                                          ------------------ ----------- ------------- -------------- --------------
                                                                 49.5              -         (3.3)           -              46.2
                                                          ------------------ ----------- ------------- -------------- --------------
Income (loss) before income taxes and minority interests         (8.7)           (9.8)        3.3          11.9             (3.3)
Provision for income tax expense (benefit)                       (5.6)           (3.7)        4.5           4.5             (0.3)
Minority interests, net of tax                                    0.5              -         (0.4)           -                0.1
                                                          ------------------ ----------- ------------- -------------- --------------
Net (loss) income                                          $     (3.6)       $   (6.1)     $ (0.8)      $   7.4        $     (3.1)
                                                          ------------------ ----------- ------------- -------------- --------------
Diluted Shares                                                   57.4            57.4        57.4          57.4              57.4
                                                          ------------------ ----------- ------------- -------------- --------------
 EPS                                                       $    (0.06)       $  (0.11)     $(0.01)      $  0.13        $    (0.05)
                                                          ------------------ ----------- ------------- -------------- --------------
Effective tax rate                                              64.4%            -            -             -                9.1%
                                                          ------------------ ----------- ------------- -------------- --------------


A schedule of historical financial and operating statistics is available upon request and on Bowater's web site (www.bowater.com).

                                                                                            Six Months Ended June 30, 2006
                                                                                  (unaudited, in millions except per share amounts)

                                                                                             Adjustment for Special Items

                                                                                                                            GAAP as
                                                                      Land             Adoption                            adjusted
                                                                     & fixed            of New                               for
                                                         GAAP as     assets  Foreign  Accounting  Severance/     Tax       Special
                                                         reported    sales   exchange  Standard  Curtailment Adjustments    items
                                                         --------- --------- -------- ---------- ----------- ----------- -----------
Operating income (loss)                                  $107.2    $ (100.5) $   -    $    -      $   4.4     $    -       $   11.1
Other expense (income)
   Interest income                                         (2.1)         -       -         -           -           -           (2.1)
   Interest expense, net of capitalized interest           98.7          -       -         -           -           -           98.7
   Foreign exchange loss (gain)                             3.0          -     (3.0)       -           -           -             -
   Other, net                                              (5.7)         -       -         -           -           -           (5.7)
                                                         --------- --------- -------- ----------- ---------- ----------- -----------
                                                           93.9          -     (3.0)       -           -           -           90.9
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
Income (loss) before income taxes, minority interests
and cumulative effect of accounting change                 13.3      (100.5)    3.0        -          4.4          -          (79.8)
Provision for income tax expense (benefit)                 39.4       (34.8)  (16.0)       -          1.5       (32.0)        (41.9)
Minority interests, net of tax                              0.7        (2.1)    0.2        -           -           -           (1.2)
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
Income (loss) before cumulative effect of accounting
 change                                                   (26.8)      (63.6)   18.8        -          2.9        32.0         (36.7)
Cumulative effect of accounting change, net of tax         (2.6)         -       -        2.6          -           -             -
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
Net (loss) income                                        $(29.4)   $  (63.6) $ 18.8    $  2.6      $  2.9     $  32.0     $   (36.7)
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
Diluted shares                                             57.4        57.4    57.4      57.4        57.4        57.4          57.4
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
 EPS                                                     $(0.51)   $  (1.11) $ 0.32    $ 0.05      $ 0.05     $  0.56     $   (0.64)
                                                         --------- --------- --------- ---------- ---------- ----------- -----------
Effective tax rate                                        296.2%         -       -          -          -           -           52.5%
                                                         --------- --------- --------- ---------- ---------- ----------- -----------


                                                                             Six Months Ended June 30, 2005
                                                                    (unaudited, in millions except per share amounts)

                                                                             Adjustment for Special Items
                                                                          Land
                                                                         & fixed                                     GAAP as
                                                            GAAP as       assets      Foreign        Asset        adjusted for
                                                            reported       sales      exchange     Impairment     Special items
                                                          ------------- ------------ ------------ -------------- ---------------
Operating income (loss)                                   $   77.6       $  (20.8)     $    -      $   11.9        $      68.7
Other expense (income)
   Interest income                                            (2.2)            -            -            -                (2.2)
   Interest expense, net of capitalized interest              99.5             -            -            -                99.5
   Foreign exchange loss (gain)                                1.8             -          (1.8)          -                  -
   Other, net                                                 (4.7)            -            -            -                (4.7)
                                                          ------------- ------------ ------------ -------------- ---------------
                                                              94.4             -          (1.8)          -                92.6
                                                          ------------- ------------ ------------ -------------- ---------------
Income (loss) before income taxes and minority interests     (16.8)         (20.8)         1.8         11.9              (23.9)
Provision for income tax expense (benefit)                   (13.4)          (7.5)         9.4          4.5               (7.0)
Minority interests, net of tax                                (0.7)            -          (0.5)          -                (1.2)
                                                          ------------- ------------ ------------ -------------- ---------------
Net (loss) income                                         $   (2.7)      $  (13.3)    $   (7.1)    $    7.4        $     (15.7)
                                                          ------------- ------------ ------------ -------------- ---------------
Diluted Shares                                                57.3           57.3         57.3         57.3               57.3
                                                          ------------- ------------ ------------ -------------- ---------------
 EPS                                                      $  (0.05)      $  (0.23)    $  (0.12)    $   0.13        $     (0.27)
                                                          ------------- ------------ ------------ -------------- ---------------
Effective tax rate                                            79.8%            -            -            -                29.3%
                                                          ------------- ------------ ------------ -------------- ---------------

A schedule of historical financial and operating statistics is available upon request and on Bowater's web site (www.bowater.com).